Exhibit 10.1

CFO CONSULTING AGREEMENT

CFO CONSULTING AGREEMENT dated as of June 10, 2024 (this “Agreement”), between Onconetix Inc. (a Delaware Corporation), (the “Company”), and Karina M. Fedasz (the “Consultant”).

WHEREAS, the Board of Directors of the Company has elected the Consultant to serve as the Interim Chief Financial Officer of the Company, , upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Consultant has agreed to serve as the Interim Chief Financial Officer, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, the Company agreed to enter into a separate consulting service agreement for CFO advisory and other accounting services with CFO Squad within five (5) days of this agreement (the “Engagement Letter”);

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.	Independent Consultant. The Company, through the action of its Board of Directors (the “Board”), hereby engages the Consultant, and the Consultant will serve the Company, as a consultant. During the term of this Agreement, the Consultant will serve as the non-employee chief financial officer (“CFO”) of the Company on a part-time basis. The Company confirms that the Consultant has been duly appointed as the CFO of the Company and will remain as an executive officer of the Company during the term of this Agreement.

2.	Duties, Term, and Compensation. The Consultant’s duties, term of engagement, compensation and provisions for payment thereof are detailed in the attached Exhibit A, which may be amended in writing from time to time by the Consultant and agreed to by the Company, and which collectively are hereby incorporated by reference.

3.	Expenses. During the term of this Agreement, the Consultant shall bill and the Company shall reimburse the Consultant for all reasonable and CEO pre-approved out-of-pocket expenses which are incurred in connection with the performance of the duties hereunder.

4.	Confidentiality. The Consultant acknowledges that during the engagement he will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures. The Consultant agrees that she will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into her possession, shall remain the exclusive property of the Company. The Consultant shall not retain any copies of the foregoing without the Company’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, the Consultant shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in his possession or under his control.

5.	Conflicts of Interest; Non-hire Provision. The Consultant represents that she is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between the Consultant and any third party. Further, the Consultant, in rendering her duties shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which she does not have a proprietary interest. During the term of this agreement, the Consultant shall devote as much of her productive time, energy and abilities to the performance of her duties hereunder as is necessary to perform the required duties in a timely and productive manner. The Company acknowledges that this Agreement only obligates the Consultant to serve a limited percent of her working time with the Company, and that the Consultant has numerous other commitments. The Consultant is expressly free to perform services for other parties while performing services for the Company and is permitted to be employed by CFO Squad.

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Onconetix Inc. and Karina M. Fedasz Consulting Agreement – June 10, 2024

6.	Indemnification and D&O Insurance: The Company agrees to defend, indemnify (including, without limitation, by providing for the advancement of expenses and reasonable attorneys’ fees) and hold harmless the Consultant for any and all acts taken or omitted to be taken by the Consultant hereunder (except for bad faith, gross negligence or willful misconduct) as provided in the charter and bylaws of the Company for its officer. The provisions of this Section shall survive any termination of this Agreement.

7.	Merger. This Agreement shall automatically terminate upon the merger or consolidation of the Company into or with any other entity.

8.	Termination. Either party may terminate this Agreement at any time by thirty (30) days written notice but shall automatically terminate after thirty (30) days if for any reason the Company has terminated its Engagement Letter.

9.	Independent Consultant. This Agreement shall not render the Consultant an employee, partner, agent of, or joint venturer with the Company for any purpose. The Consultant is and will remain an independent Consultant in his relationship to the Company. The Company shall not be responsible for withholding taxes with respect to the Consultant’s compensation hereunder. The Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

10.	Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

11.	Choice of Law. The laws of the state of New York shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

12.	Arbitration. Any controversies arising out of the terms of this Agreement or its interpretation shall be settled in New York in accordance with the rules of the American Arbitration Association, and the judgment upon award may be entered in any court having jurisdiction thereof.

13.	Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

14.	Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

15.	Assignment. The Consultant shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Company.

16.	Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered, or delivered by same-day courier; or (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested; or (c) upon delivery when sent by prepaid overnight express delivery service (e.g., FedEx, UPS); or (d) when sent by email and upon the receipt by the sending party of written confirmation by the receiving party; provided, however, that an automated email confirmation of delivery or read receipt shall not constitute such confirmation; and, in any case addressed to either party, and in the case of the Company, at its normal business address, and in the case of Consultant, at her residential address or other address provided, which address may be updated by either party in writing from time to time.

17.	Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

18.	Entire Understanding. This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

19.	Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

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Onconetix Inc. and Karina M. Fedasz Consulting Agreement – June 10, 2024

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above. The parties hereto agree that facsimile signatures shall be as effective as if originals.

Onconetix Inc.		Karina M. Fedasz

By:	/s/ Ralph Schiess	/s/ Karina M. Fesasz
Name:	Ralph Schiess
Title:	Interim Chief Executive Officer

Date:	6/10/24	Date:	6/10/24

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Onconetix Inc. and Karina M. Fedasz Consulting Agreement – June 10, 2024

EXHIBIT A

DUTIES, TERM, TITLE AND COMPENSATION

DUTIES:	Karina M. Fedasz (the “Consultant”) will perform all duties typically required of a Chief Financial Officer, including, but not limited to accounting oversight for the preparation of quarterly and annual financial statements to be filed with the SEC, filings required on Forms 8-K, 10-Q and 10-K and such other filings as may be required that are prepared primarily by CFO Squad as part of the Engagement Letter with the Company.

The Consultant will provide oversight, assist the Company with best accounting practices as well as other services such as preparing or reviewing financial information for management and investors, as well as provide the necessary reports for the preparation of income tax returns. The Consultant shall provide the following elements and ongoing support for the Company:

●	Sign SEC regulatory filings as Interim CFO;
●	Release cash payments and payroll based on Company and Audit Committee approval and Company’s internal control procedures;
●	Oversee existing accounting department processes and operations;
●	Monitor the accuracy financial records and accounts in accordance with US GAAP;
●	Monitor and analyze financial performance, develop reports, and provide recommendations to improve performance;
●	Oversee monthly & quarterly closing procedures and reporting;
●	Review schedules utilized in the quarterly and annual filings;
●	Resolve day-to-day transactional issues;
●	Oversee auditor requests of transactions and support documentation;
●	Assist with cash flow management / projections and strategic planning;
●	Respond in a timely manner to all requests for financial information by management;
●	Review third party payroll provider payroll reports and tax filings;
●	Assist management’s review, efforts, and control over its accounting activities;
●	Make recommendations to improve organizational efficiency and cost-effectiveness; and
●	Assist in the preparation of data needed in the preparation of budgets.

Consultant will report directly to the CEO and Audit Committee Chairman of the Company and to any other party designated by Chairman in connection with the performance of the duties under this Agreement and shall fulfill any other duties reasonably requested by the Company and agreed to by the Consultant.

The Company will accept and maintain all responsibility for its day-to-day accounting and bookkeeping functions and the Company and/or its subsidiaries further warrants that it is in full compliance with any and all its corporate income taxes and/or payroll tax requirement and/or filings and will continue to provide for and to make timely any and all future tax payments required by the Company and/or its subsidiaries.

TERM:	This engagement shall commence upon execution of this Agreement and shall continue in full force and effect for a period of one (1) year. The agreement may only be extended thereafter by mutual agreement, unless terminated earlier by operation of and in accordance with this Agreement.

TITLE:	The Consultant’s title shall be Interim Chief Financial Officer.

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Onconetix Inc. and Karina M. Fedasz Consulting Agreement – June 10, 2024

COMPENSATION:

Flat Fee:             $15,000 Per Month. (10-20 hours/week) for up to 80 hours per month. Discounted hourly billing rate of $200 per hour for hours exceeding 80 hours in one month.

Company can convert the above flat fee billing rate into an hourly fee at $250 per hour at any time.

In addition, CFO signatory services will be provided at a flat fee rate of $2,500 per month.

Other Terms:     Consultant shall invoice the Company monthly and payment shall be made within fifteen (15) days.

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